SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                              Aftersoft Group, Inc.
             ------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $.0001 Par Value Per Share
             ------------------------------------------------------
                         (Title of Class of Securities)


                                    00210T102
             ------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                December 21, 2007
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



      Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:


            |_|   RULE 13d-1(b)
            |X|   RULE 13d-1(c)
            |_|   RULE 13d-1(d)

CUSIP NO. 00210T102                                                  Page 2 of 8
--------------------------------------------------------------------------------
1) Name of Reporting Person

ComVest Capital, LLC
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)|_|
   (b)|X|
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 0
BENEFICIALLY OWNED         -----------------------------------------------------
                           6) Shared Voting Power:
BY EACH REPORTING                8,416,666 Shares
                           -----------------------------------------------------
PERSON WITH                7) Sole Dispositive Power:
                                 0
                           -----------------------------------------------------
                           8) Shared Dispositive Power:
                                 8,416,666 Shares

--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned By Each Reporting Person :
      8,416,666 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 9.5% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO
--------------------------------------------------------------------------------

CUSIP NO. 00210T102                                                  Page 3 of 8
--------------------------------------------------------------------------------
1) Name of Reporting Person

ComVest Capital Management LLC
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
  (a)
  (b)|X|
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 0
BENEFICIALLY OWNED         -----------------------------------------------------
                           6) Shared Voting Power:
BY EACH REPORTING                8,416,666 Shares
                           -----------------------------------------------------
PERSON WITH                7) Sole Dispositive Power:
                                 0
                           -----------------------------------------------------
                           8) Shared Dispositive Power:
                                 8,416,666 Shares

--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned By Each Reporting Person :
       8,416,666 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       9.5% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO
--------------------------------------------------------------------------------

CUSIP NO. 00210T102                                                  Page 4 of 8
--------------------------------------------------------------------------------
1) Name of Reporting Person

ComVest Group Holdings, LLC
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
  (a)
  (b)|X|
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 0
BENEFICIALLY OWNED         -----------------------------------------------------
                           6) Shared Voting Power:
BY EACH REPORTING                8,416,666 Shares
                           -----------------------------------------------------
PERSON WITH                7) Sole Dispositive Power:
                                 0
                           -----------------------------------------------------
                           8) Shared Dispositive Power:
                                 8,416,666 Shares

--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned By Each Reporting Person :
       8,416,666 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       9.5% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO
--------------------------------------------------------------------------------

CUSIP NO. 00210T102                                                  Page 5 of 8
--------------------------------------------------------------------------------
1) Name of Reporting Person

Michael S. Falk
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
  (a)
  (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: USA
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 0
BENEFICIALLY OWNED         -----------------------------------------------------
                           6) Shared Voting Power:
BY EACH REPORTING                8,416,666 Shares
                           -----------------------------------------------------
PERSON WITH                7) Sole Dispositive Power:
                                 0
                           -----------------------------------------------------
                           8) Shared Dispositive Power:
                                 8,416,666 Shares

--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned By Each Reporting Person :
       8,416,666 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       9.5% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
--------------------------------------------------------------------------------

ITEM 1(a). Name of Issuer:

         Aftersoft Group, Inc.

ITEM 1(b). Address of Issuer's Principal Executive Offices:

         Savannah House, 11-12 Charles II Street, London XO SW1Y 4QU
         -------------------------------------------------------------------

ITEM 2(a). Names of Persons Filing:

         ComVest Capital, LLC ("ComVest")
         -------------------------------------------------------------------
         ComVest Capital Management LLC ("Management")
         -------------------------------------------------------------------
         ComVest Group Holdings, LLC ("CGH")
         -------------------------------------------------------------------
         Michael S. Falk
         -------------------------------------------------------------------

ITEM 2(b). Address of Principal Business Office or, if None, Residence:

         One North Clematis Street, Suite 300, West Palm Beach, Florida 33401
         -------------------------------------------------------------------

ITEM 2(c). Citizenship:

         ComVest, Management and CGH are Delaware limited liability companies.

         Michael S. Falk is a U.S. citizen.
         -------------------------------------------------------------------

ITEM 2(d). Title of Class of Securities:

         Common Stock, $.0001 Par Value Per Share
         -------------------------------------------------------------------

ITEM 2(e). CUSIP Number: 00210T102

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

         This Statement is being filed pursuant to Rule 13d-1(c).

ITEM 4. Ownership:
(a) Amount beneficially owned by all reporting persons: 8,416,666 Shares

(b) Percent of class: 9.5% of Common Stock

(c) Number of shares as to which the reporting persons have:

         (i)    sole power to vote or to direct the vote: 0 Shares
         (ii)   shared power to vote or to direct the vote: 8,416,666 Shares
         (iii)  sole power to dispose or to direct the disposition: 0 Shares
         (iv) shared power to dispose or to direct the disposition: 8,416,666 Shares

ITEM 5. Ownership of five percent or less of a class.

         If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following: |_|.

ITEM 6. Ownership of more than five percent on behalf of another person.

         Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

ITEM 8. Identification and classification of members of the group.

         The reporting persons are a group for purposes of filing this Schedule 13G. See Exhibit 1 attached hereto.

ITEM 9. Notice of dissolution of group.

         Not applicable.

ITEM 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2008

                                       ComVest Capital, LLC

                                       By:  ComVest Capital Management LLC,
                                          its managing member

                                         By: /s/ Cecilio M. Rodriguez
                                             ------------------------
                                             Cecilio M. Rodriguez


                                       ComVest Capital Management LLC

                                       By: /s/ Cecilio M. Rodriguez
                                           ------------------------
                                           Cecilio M. Rodriguez


                                       ComVest Group Holdings, LLC

                                       By: /s/ Cecilio M. Rodriguez
                                           ------------------------
                                           Cecilio M. Rodriguez


                                       /s/ Michael S. Falk
                                       -------------------
                                       Michael S. Falk, individually